Exhibit (a)(4)



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                                                       PRESS RELEASE
                                                       FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

August 31, 1998

         Offer for Units of Limited Partnership Interest of Carlyle Real Estate Limited Partnership - VII extended through September 30, 1998, and Offer Price increased to $37.50 per Unit.

         Accelerated High Yield Institutional Fund 1, L.P.; MacKenzie Fund VI, LTD.; Mackenzie Specified Income Fund, L.P.; MP Income Fund 13, LLC; JDF & Associates, LLC; Steven Gold and Moraga Gold, LLC ( (the "Bidders") have extended the expiration date and increased the offer price for their tender offer for Units of limited partnership interest of Carlyle Real Estate Limited Partnership - VII. The offer has been extended through September 30, 1998, and the offer price has been increased to $37.50. The bidders have offered to purchase any and all of the Units.

         As of August 31, 1998 a total of 33 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.